Exhibit 99.1

Contact:
Phil Smith
Stater Bros. Holdings Inc.
(909)783-5287

P R E S S    R E L E A S E
For Immediate Release
Tuesday, August 8, 2006
STATER BROS. HOLDINGS INC. ANNOUNCES THIRD QUARTER RESULTS
SALES INCREASE DURING QUARTER AND 39 WEEKS
Colton, California. August 8, 2006; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week third quarter and thirty-nine week year-to-date period ended June 25, 2006.
Sales for the thirteen week third quarter ended June 25, 2006, compared to the third quarter 2005, increased $45.5 million or 5.4% and amounted to $885.9 million compared to $840.4 million for the thirteen weeks ended June 26, 2005. Total sales for the thirty-nine weeks ended June 25, 2006, increased $94.2 million or 3.7% and amounted to $2.62 billion compared to $2.52 billion for the same period in fiscal 2005.
Like store sales for the quarter were impacted by the timing of the Easter holiday, which fell in the third quarter of the current year compared to the second quarter of fiscal 2005. Easter added approximately $7.8 million to fiscal 2005 second quarter sales. After taking the effect of the Easter holiday, like store sales increased 2.3% for the third quarter of fiscal 2006 over fiscal 2005. Like store sales increased 1.0% for the year-to-date period of fiscal 2006 over fiscal 2005.
The Company reported net income for the thirteen week third quarter ended June 25, 2006 of $5.7 million compared net income of $7.3 million for the thirteen weeks ended June 26, 2005. Net income for the fiscal year-to-date periods amounted to $15.3 million in 2006 and $14.1 million in 2005.
Brown said; “The third quarter results reflected positive operating performance due to the dedicated efforts of our Stater Bros. Family members, despite continued competitive pricing pressures. We remain committed to our ‘Valued Customers’ to provide a friendly and satisfying shopping experience on each and every one of their visits to our supermarkets and maintain our commitment to being the low price leader.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 162 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” diary products in Southern California.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 69 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended		39 Weeks Ended
	06/26/05	06/25/06	06/26/05	06/25/06
Sales	$840,430	$885,948	$2,522,347	$2,616,502
Gross profit	231,595	229,700	666,846	688,927

Operating expenses
Selling, general and administrative expenses	196,380	193,451	574,876	590,227
Depreciation and amortization	10,090	11,898	29,187	33,315

Total operating expenses	206,470	205,349	604,063	623,542

Operating profit	25,125	24,351	62,783	65,385

Interest income	1,864	2,627	4,525	7,515
Interest expense	(14,530)	(14,731)	(43,204)	(44,271)
Other expenses, net	(282)	(702)	(581)	(1,395)

Income before income taxes	12,177	11,545	23,523	27,234

Income taxes	4,901	5,803	9,384	11,984

Net income	$7,276	$5,742	$14,139	$15,250

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/25/05	06/25/06
Assets
Current assets
Cash	$263,397	$194,472
Restricted cash	29,000	24,121
Receivables	45,006	46,505
Inventories	185,302	203,559
Other	31,122	30,561

Total current assets	553,827	499,218

Property and equipment, net	467,937	506,426

Deferred debt issuance costs, net	19,011	16,727
Other assets	14,594	18,012

Total assets	$1,055,369	$1,040,383

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$144,298	$156,004
Accrued expenses and other liabilities	129,200	100,701
Current portion of capital lease obligations	1,190	1,136

Total current liabilities	274,688	257,841

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	8,292	7,524
Other long-term liabilities	85,784	91,913

Total stockholder’s deficit	(13,395)	(16,895)

Total liabilities and stockholder’s deficit	$1,055,369	$1,040,383